Unaudited Pro Forma Condensed Consolidated Financial Statements of IMMS

The following unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and related notes thereto of IMMS, Inc. (“IMMS”) and EV Rental Cars, LLC (“EV”) and are not necessarily indicative of the financial position or operating results that would have occurred had the transactions described below been in effect on the date indicated.

Merger Agreement - Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated July 8, 2008 entered into by and between EV and IMMS, a wholly owned subsidiary of IMMS merged with and into EV, with EV being the surviving entity and becoming a wholly owned subsidiary of IMMS (the “Merger”). The Merger will be treated as a reverse acquisition by EV.

Pursuant to the Merger Agreement, IMMS exchanged approximately 18,450,164 shares, or approximately 78%, of the post-closing issued and outstanding shares of IMMS common stock for all of the issued and outstanding limited liability company membership interests of EV. After the closing of the Merger and the Purchase Asset Agreement, the existing shareholders of IMMS will own approximately 5,300,000 shares, or approximately 22%, of the post-closing issued and outstanding shares of IMMS common stock.

Bridge Loan - Pursuant to EV’s term sheet dated March 6, 2008 (the “Term Sheet”), EV offered a minimum of $500,000 and a maximum of $2,000,000 of Unsecured Convertible Promissory Notes (the “Notes”) as part of a private placement (the “Bridge Loan”). The Notes will accrue interest at a rate of 10% per annum and all principal and unpaid interest will be due and payable in one installment on October 31, 2008. Pursuant to the Term Sheet, the Notes automatically converted into units of IMMS’s securities (the “Units”) at the closing of the Merger, and the Notes shall be null and void. The Units will consist of the following: (i) convertible debentures in a principal amount equivalent to the dollar principal amount of the Notes (the “Debentures”), and (ii) a common stock purchase warrant for every $2.00 of principal of Units (the “Warrants”) of IMMS. The outstanding Debentures and unpaid interest may be converted into shares of IMMS common stock at a conversion price equal to the lower of $1.50 per share or the fair market value of the IMMS common stock. The Debentures accrue interest at 10% per annum, all principal and unpaid interest is due on October 31, 2008, and EV has the option to pay interest with cash or IMMS common stock based on the defined conversion price. The Debentures have a prepayment penalty of 20% of the outstanding principal balance. EV raised $1,125,000 in Bridge Loan financing as of the closing of the Merger. In addition, EV issued 565,324 warrants upon the automatic conversion of the Notes into Units upon the closing of the Merger. EV estimated the initial fair value of the conversion feature of the Debentures and the relative fair value of the Warrants to be $62,000 and will record this amount as a debt discount and derivative liability during the three months ended September 30, 2008. Proceeds from the Bridge Loan will be used for working capital, debt reduction, personnel and other expenses.

IMMS Asset Sale - Simultaneously with the close of the Merger, a certain shareholder of IMMS entered into the Agreement to Purchase Assets and Cancel Shares agreement dated July 8, 2008 (the “Purchase Asset Agreement”). Pursuant to the Purchase Asset Agreement, a certain shareholder agreed to cancel all of its 1,000,000 shares of common stock of IMMS in exchange for all of the pre-closing assets and liabilities, whether known or unknown (the “Assumed Liabilities”), of IMMS to be effective immediately following the closing of the Merger. The shareholder agreed to indemnify and hold IMMS harmless against any and all claims and liabilities of the Assumed Liabilities.

AAI Agreement - On July 8, 2008, EV entered into a General Release and Membership Interest Issuance Agreement with Auto Acquisition Inc., a Delaware corporation (“AAI”) and Brian Wood (“Wood”), pursuant to which EV issued membership interests to AAI equivalent to 8.130081% of EV (1,500,000 shares after the Merger) valued at approximately $195,000 based on the terms of the Merger and related transactions, as consideration for: (i) the release of Wood by AAI from any and all of his obligations to AAI, including those obligations arising from Wood’s employment with AAI, and from any restrictions (contractual or otherwise) of Wood being employed by IMMS, EV, or any of their respective affiliates, (ii) Wood’s planned execution of an employment agreement with IMMS, and (iii) the release of EV and IMMS by AAI for any and all claims regarding the Wood’s employment with IMMS.

The following Unaudited Pro Forma Condensed Consolidated Financial Information of IMMS and its wholly owned subsidiaries give effect to the Merger, Bridge Loan, IMMS Asset Sale, and AAI Agreement transactions. The historical financial information of IMMS set forth below has been derived from the historical audited financial statements of IMMS included in its annual report on Form 10-KSB for the year ended December 31, 2007 and the unaudited financial statements of IMMS included in its interim report on Form 10-QSB for the three months ended March 31, 2008. The Unaudited Pro Forma Condensed Consolidated Balance Sheet of IMMS as of March 31, 2008 includes the pro forma adjustments giving effect to the Merger, Bridge Loan, IMMS Asset Sale, and AAI Agreement transactions as if they occurred on that date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2008 and the year ended December 31, 2007 include pro forma adjustments giving effect to the Merger, Bridge Loan, IMMS Asset Sale, and AAI Agreement transactions as if they occurred as of January 1, 2008 and January 1, 2007.

The Unaudited Pro Forma Condensed Consolidated Financial Information is provided for informational purposes only and does not purport to present the consolidated financial position or results of operations of IMMS had the Merger, Bridge Loan, IMMS Asset Sale, and AAI Agreement transactions occurred on the dates specified, nor is it necessarily indicative of the consolidated financial position or results of operations of IMMS that may be expected in the future. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with Management’s Deiscussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in IMMS’ annual report on From 10-KSB for the year ended December 31, 2007 and its interim report on Form 10-QSB for the three months ended March 31, 2008.

IMMS, Inc.
Unaudited Proforma Condensed Consolidated Balance Sheet as of March 31, 2008

				Proforma Adjustments
				(A)	(B)	(C)	(D)	(E)
	IMMS, Inc.	EV Rental Cars, LLC	Combined	AAI Agreement	Sale of IMMS' Assets and Liabilities	Merger Agreement	Repayment of Vehicle Line of Credit	Issuance of Convertible Notes Payable	Proforma Consolidated Balance Sheet
ASSETS
Current assets:
Cash	$5,983	$10,203	$16,186	$-	$(5,983)	$-	$-	$1,010,000	$1,020,203
Accounts receivable	-	90,497	90,497	-	-	-	-	-	90,497
Lease receivable	1,714	-	1,714	-	(1,714)	-	-	-	-
Advance to member	-	6,401	6,401	-	-	-	-	-	6,401

Total current assets	7,697	107,101	114,798	-	(7,697)	-	-	1,010,000	1,117,101

Vehicles and property, net	81,223	5,814,956	5,896,179	-	(81,223)	-	-	-	5,814,956
Deposits		96,324	96,324	-	-	-	-	-	96,324
Other assets		23,837	23,837	-	-	-	-	-	23,837

	$88,920	$6,042,218	$6,131,138	$-	$(88,920)	$-	$-	$1,010,000	$7,052,218

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Vehicle line of credit borrowings	$-	$9,402,808	$9,402,808	$-	$-	-	$(125,000)	$-	$9,277,808
Accounts payable and accrued expenses	28,744	2,387,202	2,415,946	-	(28,744)		-	-	2,387,202
Notes payable, net of unamortized discount of $3,675	6,388	1,622,084	1,628,472	-	(6,388)	-	125,000	-	1,747,084
Convertible notes payable and derivative liabilities		115,000	115,000	-	-	-	-	1,010,000	1,125,000
Notes payable to members		398,582	398,582	-	-	-	-		398,582
Total current liabilities	35,132	13,925,676	13,960,808	-	(35,132)	-	-	1,010,000	14,935,676

Notes payable	175,224	-	175,224	-	(175,224)	-	-	-	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value;
10,000,000 shares authorized;
none issued or outstanding	-	-	-	-	-	-	-	-	-
Common stock, $.001 par value;
190,000,000 shares authorized	12,407	-	12,407	1,500	(1,000)	10,843	-	-	23,750
Additional paid in capital	909,034	-	909,034	193,500		978,738	-	-	2,081,272
Members’ capital	-	1,910,022	1,910,022	-	-	(1,910,022)	-	-	-
Accumulated deficit	(1,042,877)	(9,793,480)	(10,836,357)	(195,000)	122,436	1,042,877	-	-	(9,988,480)
						(122,436)
Total shareholders' deficit	(121,436)	(7,883,458)	(8,004,894)	-	121,436	-	-	-	(7,883,458)

	$88,920	$6,042,218	$6,131,138	$-	$(88,920)	$-	$-	$1,010,000	$7,052,218

IMMS, Inc.
Unaudited Proforma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2007

				Proforma Adjustments
				(F)	(G)	(H)
	IMMS, Inc.	EV Rental Cars, LLC	Combined	AAI Agreement	Discontinued Operations	Interest	Proforma Consolidated Statement of Operations

Net rental revenues	$-	$3,698,340	$3,698,340	$-	$-	$-	$3,698,340
Operating expenses (income):
Operating costs	-	1,768,044	1,768,044	-	-	-	1,768,044
Vehicle depreciation	-	1,777,999	1,777,999	-	-	-	1,777,999
Selling, general and administrative	-	2,543,352	2,543,352	195,000	-	-	2,738,352
Vehicle interest	-	1,095,347	1,095,347	-	-	-	1,095,347
Gain on sale of used vehicles and assets	-	(108,225)	(108,225)	-	-	-	(108,225)
Loss from operations	-	(3,378,177)	(3,378,177)	(195,000)	-	-	(3,573,177)

Other (income) expense:
Interest expense	-	205,783	205,783	-	-	112,500	318,283
						61,555	61,555
Interest income	-	(14,184)	(14,184)	-	-		(14,184)
Total other expense	-	191,599	191,599	-	-	174,055	365,654
Loss from continuing operations before provision for income taxes	-	(3,569,776)	(3,569,776)	(195,000)	-	(174,055)	(3,938,831)
Provision for income taxes	-	7,727	7,727				7,727
Loss form continuing operations	-	(3,577,503)	(3,577,503)	(195,000)	-	(174,055)	(3,946,558)

Discontinued operations:
Loss from discontinued operations of IMMS, Inc.	(114,187)	-	(114,187)	-	114,187	-	-
Net loss	$(114,187)	$(3,577,503)	$(3,691,690)	$(195,000)	$114,187	$(174,055)	$(3,946,558)

Net loss per share
(Basic and fully diluted)	$(0.01)						$(0.20)

Weighted average number of common shares outstanding	8,482,320					(I )	19,825,208

IMMS, Inc.
Unaudited Proforma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2008

				Proforma Adjustments
				(F)	(G)	(H)
	IMMS, Inc.	EV Rental Cars, LLC	Combined	AAI Agreement	Discontinued Operations	Interest	Proforma Consolidated Statement of Operations

Net rental revenues	$-	$805,988	$805,988	$-	$-	$-	$805,988
Operating expenses (income):
Operating costs	-	406,241	406,241	-	-	-	406,241
Vehicle depreciation	-	419,681	419,681	-	-	-	419,681
Selling, general and administrative	-	1,151,387	1,151,387	195,000	-	-	1,346,387
Vehicle interest	-	165,301	165,301	-	-	-	165,301

Loss from operations	-	(1,336,622)	(1,336,622)	(195,000)	-	-	(1,531,622)

Other (income) expense:
Interest expense	-	44,606	44,606	-	-	28,750	73,356
				-	-	46,166	46,166
Total other expense	-	44,606	44,606	-	-	74,916	119,522
Loss from continuing operations before provision for income taxes	-	(1,381,228)	(1,381,228)	(195,000)	-	(74,916)	(1,651,144)
Provision for income taxes	-	1,600	1,600	-	-	-	1,600
Loss form continuing operations	-	(1,382,828)	(1,382,828)	(195,000)	-	(74,916)	(1,652,744)

Discontinued Operations:
Loss from discontinued operations of IMMS, Inc.	(14,665)	-	(14,665)	-	14,665	-	-
Net loss	$(14,665)	$(1,382,828)	$(1,397,493)	$(195,000)	$14,665	$(74,916)	$(1,652,744)

Net loss per share
(Basic and fully diluted)	$(0.00)						$(0.08)

Weighted average number of common shares outstanding	8,482,320					(I )	19,825,208

Pro forma adjustments for the unaudited pro forma condensed consolidated financial information are as follows:

(A) Reflects the issuance of EV membership interests equivalent to 8.130081% (1,500,000 shares after the Merger) to AAI of IMMS common stock valued at $195,000 based on the terms of the Merger in connection with EV entering into the General Release and Membership Interest Issuance Agreement with AAI in July 2008. Reflects the issuance of the common stock with a total value of $195,000 and the related expense of the benefits received by EV.

(B) Reflects the sale of the total assets of $88,920 (cash of $5,983, lease receivable of $1,714, and vehicles and property, net of $81,223) and total liabilities of $210,356 (accounts payable and accrued expenses of $28,744 and notes payable of $181,612) IMMS in exchange for the cancellation of 1,000,000 shares of outstanding IMMS common stock by a certain shareholder of IMMS. All of the net assets and liabilities of $86,304 of IMMS have been eliminated, the par value of the cancelled common stock of $1,000 has been reduced, and a gain on the sale of the assets and liabilities of $122,436 has been recorded.

(C) Reflects the completion of the Merger, whereby IMMS issued 10,842,888 new shares of its common stock (excluding the issuance of 1,500,000 shares to AAI and the cancellation of 1,000,000 shares in the IMMS asset sale) with a total value of $989,581. EV’s members’ capital of $1,910,022 as of March 31, 2008 has been eliminated, IMMS’ accumulated deficit of $1,042,877 as of March 31, 2008 has been eliminated, and the gain on sale of IMMS assets and liabilities of $122,436 has been eliminated.

(D) Reflects the loan of $125,000 by Quantum Merchants Bankers, LLC on behalf of EV to Amalgamated Bank in connection with required repayment terms of the Forbearance Agreement with Amalgamated Bank.

(E) Reflects the issuance of an additional $1,010,000 of notes payable under the Bridge Loan for cash proceeds. Cash proceeds of $115,000 of the Bridge Loan notes were received as of March 31, 2008.

(F) Reflects the recording of the $195,000 related to the AAI agreement to selling, general, and administrative expenses.

(G) Reflects the elimination of the loss from discontinued operations of IMMS as a result of the sale of all of the assets and liabilities of IMMS on July 8, 2008. See note (B).

(H) Reflects the interest expense on the total of $1,125,000 of notes issued under the Bridge Loan as of July 8, 2008 of $112,500 and $28,750 for the year ended December 31, 2007 and March 31, 2008, respectively. The interest expense was calculated based on an assumed one year period for the year ended December 31, 2007 and a three month period for the three months ended March 31, 2008 at a 10% interest rate. Also reflects the amortization of the debt discount of $61,555 and $46,166 for the year ended December 31, 2007 and the three months ended March 31, 2008, respectively, related to the derivative liabilities embedded in the Debentures and the Warrants.

(I) Reflects the weighted average shares addition of the total new shares of IMMS common stock of 11,342,888 that were issued in connection with the Merger as outstanding as of January 1, 2007 for and January 1, 2008 for the pro forma consolidated statement operations for the year ended December 31, 2007 and March 31, 2008, respectively.